UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 28, 2007

SYS
(Exact Name of Registrant as Specified in Charter)

California	000-04169	95-2467354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5050 Murphy Canyon Road, Suite 200, San Diego, CA 92123
	(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code		858-715-5500

(None)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On September 28, 2007, SYS issued a press release reporting financial results for the fourth quarter and fiscal year ended June 30, 2007, and discussing certain earnings guidance for the of fiscal year 2008. A copy of the press release is attached hereto as exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release, dated September 28, 2007 of SYS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

SYS (Registrant)
Date: September 28, 2007	By: /s/ Michael W. Fink Michael W. Fink, Secretary

EXHIBIT 99.1

SYS Contact: Edward M. Lake Chief Financial Officer 858-715-5500 Email: elake@systechnologies.com	Investor Contact: Christiane Pelz Lippert/Heilshorn & Associates 415-433-3777 Email: cpelz@lhai.com

SYS TECHNOLOGIES REPORTS FISCAL 2007 FOURTH QUARTER
AND FULL YEAR RESULTS

--Strong Revenues in Fourth Quarter Drive Higher Than Expected Annual Revenues --
-- Provides Fiscal 2008 Outlook --

SAN DIEGO, CA - September 28, 2007 - SYS Technologies Inc. (SYS, AMEX: SYS), a leading provider of information connectivity solutions that enable real-time, complex decision-making, today reported results for the fourth quarter and fiscal year ended June 30, 2007.

“While fiscal 2007 revenue of $75.8 million exceeded our guidance of $73.0 million to $75.0 million, we are most excited about our margin improvements,” said Cliff Cooke, president and CEO of SYS. “We initiated a reduction in the scope of our product sales efforts and this combined with cost reductions, significantly reduced our operating losses in our fourth quarter. Our goal for fiscal 2008 is to provide steadily increasing gross margins and resume consistent profitability supported by modest revenue growth.”

“Over the past few years, we have been driving revenues by diversifying our portfolio of complementary products and services and by broadening our customer base. Today, SYS is delivering a variety of competitive solutions in three key business areas: Federal Government IT services, network and security management, and enterprise video solutions. Since 2003, we have delivered strong revenue increases with a 31 percent compounded annual growth rate and gross margins have increased 7 percent to approximately 24 percent, reflecting the increase in revenue from higher margin products. In fact, in fiscal 2007 we drove gross margins up from 20 percent in 2006 to 24 percent in 2007 by growing our products-based revenue from 5 percent of total revenues in fiscal 2006 to 8 percent total revenues in fiscal 2007.”

“During the second half of 2007, we have focused on delivering complete solutions to our customers that encompass revenues from product licenses, implementation, training, operational support and maintenance. The additional synergies generated in this manner have permitted us to optimize our solutions and to begin increasing operating profitability. We have worked diligently to reduce expenses and to simplify our cost structure. Additionally, we have aligned our sales, marketing and engineering efforts to better cross-sell and bundle our products and services, as well as to leverage our product support and distribution channels. I am very excited about our prospects in the coming years and look forward to driving SYS to achieve its full potential,” concluded Cooke.

Financial Review

Management has included information about non-GAAP net income because management believes it provides a more meaningful measure of quarter-over-quarter and year-over-year financial performance. A reconciliation of generally accepted accounting principles (GAAP) results to non-GAAP net income results follows in this press release. Non-GAAP net income and non-GAAP net income per share are non-GAAP measures and exclude amortization of intangibles from acquisitions, non-cash share-based compensation charges and asset impairment charges, if any, all net of their related tax effect. For further information, please refer to the section of the press release titled, “Note Regarding Use of Non-GAAP Financial Measures.”

For the fourth quarter, the company reported revenues of $21.3 million, up $4.3 million or 26 percent from the prior year quarter. The increase included $2.2 million from services, $1.1 million from products and $1.0 million from acquisitions.

GAAP net loss for the fourth quarter was $181,000, or $0.01 per diluted share, compared to GAAP net loss of $ 1.1 million or $0.07 per diluted share, in the prior year quarter. Non-GAAP net income was $11,000, or $0.00 per diluted share, compared to non-GAAP net income of $212,000, or $0.01 per diluted share, in the prior year quarter.

For the fiscal year ended June 30, 2007, revenues increased $19.9 million to $75.8 million, up 36 percent from 2006. The increase included $7.4 million from services, $1.1 million from products and $11.4 million from acquisitions.

Fiscal 2007 operating loss was $1.7 million, compared to a 2006 operating loss of $2.1 million, which included a non-cash impairment charge of $1.3 million related to equipment, intangible assets and goodwill. Fiscal 2007 net loss was $1.7 million, or $0.10 per diluted share, compared to net loss of $1.7 million, or $0.14 per diluted share in 2006. Fiscal 2007 non-GAAP net loss was $613,000, or $0.04 per diluted share, compared to non-GAAP net income of $80,000, or $0.01 per diluted share in the prior year.

The company generated positive cash flow from operations of $3.0 million for fiscal year 2007. At June 30, 2007, the company had a cash balance of $2.8 million and an available credit facility balance of $3.5 million.

2007 Corporate Highlights

•	Increased contract backlog 38 percent from $34 million at the end of fiscal 2006 to $48 million at the end of fiscal 2007.
•	Awarded $63.4 million in new and follow-on prime contracts, an increase of $36.1 million over FY 2006.
•	Significant new contract wins were recorded in Modeling, Simulation and Analysis and Human Systems Integration creating an opportunity for expansion beyond the DOD sector in IT Services.
•	Awarded $11.5 million in subcontracts through teaming arrangements with partners.
•	Awarded and delivered on a key contract to deploy VigilysTM in three townships in Delaware County, PA, with an initial contract value of $465,000.
•	Demonstrated critical real-time military and civilian Information Connectivity Solutions at Trident Warrior ’07.
•	Acquired Ai Metrix, a leading provider of innovative network management solutions in October 2006 and integrated with our existing secure network management engineering services activities.

Outlook for Fiscal Year 2008

For the fiscal 2008 first quarter, management expects revenue to be in the range of $17.0 million to $19.0 million and the company to be profitable. For fiscal year 2008, management expects revenue to be in the range of $78.0 million to $80.0 million and the company to be profitable.

Fiscal 2007 Fourth Quarter and Year End Conference Call

SYS management will host a conference call today, Friday, September 28, 2007 at 11:00 a.m. ET (8:00 a.m. PT), which will be simultaneously broadcast over the Internet. Participating in the call will be Cliff Cooke, chief executive officer, and Ed Lake, chief financial officer. To participate in the live call, please dial (866) 700-7173 from the US or, for international callers, please dial (617) 213-8838 passcode #11431231 approximately 10 minutes before the start time. To listen to the conference call live via the Internet, visit the SYS web site at www.systechnologies.com. Please go to the web site 15 minutes prior to its start to register, download and install the necessary audio software.

A telephone replay will be available for one week by dialing (888) 286-8010 from the US, or (617) 801-6888 for international callers, and entering passcode #28035844.

About SYS Technologies

SYS (AMEX: SYS), is a leading provider of information connectivity solutions that capture, analyze and present real-time information to our customers in the Department of Defense, Department of Homeland Security, other government agencies and to commercial companies. Using interoperable communications software, sensors, digital video broadcast and surveillance technologies, wireless networks, network management, decision-support tools and Net-centric technologies, our technical experts enhance complex decision-making. We also provide solution lifecycle support with program, financial, test and logistical services and training. Founded in 1966, SYS is headquartered in San Diego and has principal offices in California and Virginia. For additional information, visit www.systechnologies.com.

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release regarding the Company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although SYS believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Actual results could differ materially based upon a number of factors including, but not limited to, the state of economy, competition, unanticipated business opportunities, availability of financing, market acceptance, government regulation, dependence on key personnel, limited public markets and liquidity, shares eligible for future sale, continuation and renewal of contracts and other risks that may apply to the Company, including risks that are disclosed in the Company’s Securities and Exchange Commission filings.

SYS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP (1)
(ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended		Twelve months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Revenues	$21,270	$16,931	$75,798	$55,861
Operating costs and expenses:
Cost of revenues	15,861	13,089	57,999	44,615
Selling, general and administrative expenses	4,551	2,521	15,428	8,463
Research, engineering and development expenses	987	1,591	4,037	3,578
Impairment charges	--	1,267	--	1,267
Total operating costs and expenses	21,399	18,468	77,464	57,923

Income (loss) from operations	(129)	(1,537)	(1,666)	(2,062)

Other (income) expense:
Other income	(39)	(38)	(129)	(132)
Interest expense	300	188	829	501
Total other (income) expense	261	150	700	369

Income (loss) before income taxes	(390)	(1,687)	(2,366)	(2,431)

Income tax (benefit) provision	(209)	(607)	(673)	(688)

Net income (loss)	$(181)	$(1,080)	$(1,693)	$(1,743)

Basic net income (loss) per share	$(0.01)	$(0.07)	$(0.10)	$(0.14)

Diluted net income (loss) per share	$(0.01)	$(0.07)	$(0.10)	$(0.14)

(1) Generally Accepted Accounting Principles

SYS AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NON-GAAP NET INCOME (LOSS)
(ALL AMOUNTS IN THOUSANDS)

	Three months ended		Twelve months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

GAAP net income (loss)	$(181)	$(1,079)	$(1,693)	$(1,743)

Amortization expense	255	304	1,085	747
Share-based compensation expense	92	118	423	528
Impairment charges	--	1,267	--	1,267
Provision for income tax	(155)	(398)	(428)	(719)

Non-GAAP net income (loss)	$11	$212	$(613)	$80

SYS AND SUBSIDIARIES
SELECTED CONSOLIDATED BALANCE SHEET DATA
(ALL AMOUNTS IN THOUSANDS)

	June 30, 2007	June 30, 2006

Cash	$2,770	$2,106

Accounts receivable, net	16,321	13,996

Convertible notes payable	3,125	5,197

Stockholders’ equity	35,079	27,507